Filed Pursuant to Rule 424(b)(5) of the Securities Act of 1933

Registration No. 333-153434

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED SEPTEMBER 16, 2008)

COMBIMATRIX CORPORATION

Up to 1,100,000 Units

Consisting of Common Stock and Warrants

$7.50 per Unit

We are offering for sale 1,100,000 units, with each unit consisting of one share of common stock and one callable warrant, each warrant to buy one share of common stock. Each warrant has an exercise price of $9.00 per share, may be exercised beginning six months after the closing date at which the warrant is delivered until the fifth anniversary of such closing date, and may be called by us if our common stock trades at 250% of the warrant exercise price for any 20 trading days during a period of 30 consecutive trading days, with a minimum daily trading volume of 50,000 shares every day during that 30 trading day period. The shares of common stock and warrants comprising the units are immediately separable and will be issued separately.

We have retained Emerging Growth Equities, Ltd. as our placement agent to use its reasonable efforts to solicit offers to purchase our common stock and warrants in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S4 of this prospectus supplement.

	Per Unit	Total(1)
Public offering price	$7.50	$8,250,000
Placement agent fee	$0.525	$577,500
Proceeds to us, before expenses	$6.975	$7,672,500

(1) Assumes that all units offered under this prospectus supplement and accompanying prospectus are sold.

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fee and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may deliver the securities in one or more closings, the first of which we expect to occur on or about May 1, 2009. The investor funds will not be deposited into an escrow account and instead will be paid directly to us at each closing. The shares of common stock will be delivered in book-entry form through The Depository Trust Company.

As of April 24, 2009, there were 6,090,295 shares of our outstanding common stock held by non-affiliates.  Based on the $9.04 per share closing price of our common stock on March 3, 2009, the aggregate market value of our common stock held by non-affiliates was $55,056,266. The value of all securities we have offered pursuant to Instruction I.B.6. of Form S-3 in the last 12 calendar months (including those offered hereby) is $18,194,000.

Our common stock is traded on the Nasdaq Global Market under the symbol “CBMX.”  On April 24, 2009, the last reported sale price of our common stock on the Nasdaq Global Market was $8.09 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EMERGING GROWTH EQUITIES, LTD.

THE BENCHMARK COMPANY, LLC

The date of this prospectus supplement is April 28, 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT SUMMARY	S2
RISK FACTORS	S4
FORWARD-LOOKING STATEMENTS	S17
USE OF PROCEEDS	S18
DILUTION	S18
PLAN OF DISTRIBUTION	S19
DESCRIPTION OF WARRANTS	S19
EXPERTS	S20
LEGAL MATTERS	S20
INFORMATION INCORPORATED BY REFERENCE	S20
WHERE YOU CAN FIND MORE INFORMATION	S21

PROSPECTUS

RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
PLAN OF DISTRIBUTION	3
DESCRIPTION OF SECURITIES	4
EXPERTS	9
LEGAL MATTERS	9
INFORMATION INCORPORATED BY REFERENCE	9
WHERE YOU CAN FIND MORE INFORMATION	10
INDEMNIFICATION	10
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	11

In this prospectus, references to “we,” “us,” “our,” “CombiMatrix” or the “Company” mean CombiMatrix Corporation and its subsidiary.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated September 16, 2008 are part of a “shelf” registration statement on Form S-3 that we initially filed with the Securities and Exchange Commission on September 11, 2008. By using a “shelf” registration statement, we may sell shares of common stock, preferred stock, warrants and debt securities as described in the accompanying prospectus from time to time in one or more offerings for an aggregate dollar amount of up to $100 million.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering. Generally, when we refer to “this prospectus,” we are referring to both parts of this document combined. You should read this prospectus supplement along with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

S1

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered pursuant to this prospectus. After you read this summary, to fully understand this offering and its consequences to you, you should read and consider carefully the more detailed information and financial statements and related notes that we include in and/or incorporate by reference into this prospectus supplement and the accompanying prospectus, especially the section entitled “Risk Factors.” If you invest in our securities, you are assuming a high degree of risk.

CombiMatrix Corporation

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized. The technologies we have developed include a platform technology to rapidly produce oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  We make the arrays using our patented in situ electrochemical synthesis process, which provides the ability to easily change array content to stay current with new developments and to meet the evolving needs of our customers.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  We currently recognize revenues from selling these products and services and providing research and development services for organizations including the U.S. Department of Defense and other strategic partners.  CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.

Our principal business office is located at 6500 Harbor Heights Parkway, Suite 303, Mukilteo, WA 98275, and our telephone number is (425) 493-2000. Our website address is www.combimatrix.com.  Information contained in our website or any other website does not constitute part of this prospectus.

This Offering

Securities offered by us in this offering

1,100,000 units. Each unit consists of one share of common stock and one callable warrant, each warrant to purchase one share of common stock. Each warrant has an exercise price of $9.00 per share, and may be exercised commencing six months after the closing date at which the warrant is delivered until the fifth anniversary of such closing date.

Common stock outstanding after this offering if all units are sold	7,464,408 shares, or 8,564,408 shares if the warrants sold in this offering are exercised in full.

Best efforts	This is a best efforts offering by us, and there is no minimum offering amount required as a condition to the closing of this offering; we may not sell all of the units offered.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “CBMX.” The warrants being offered in this offering are not listed on any securities exchange, and there currently is no public market for the warrants. After the closing of this offering, we intend to use our reasonable best efforts to seek listing of the warrants on the Nasdaq Stock Market.

S2

Use of proceeds	General corporate and working capital purposes, product development and regulatory approvals, research and development, sales and marketing, manufacturing, repayment of debt and acquisitions.

Risk factors	Investing in our securities involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page S4 of this prospectus supplement.

As of April 24, 2009, we had 6,364,408 shares of common stock issued and outstanding. Unless the context indicated otherwise, all share and per-share common stock information in this prospectus supplement assumes 6,364,408 shares of common stock outstanding before this offering and:

•                  assumes a public offering price of $7.50 per share;

•                  assumes no exercise of outstanding warrants to purchase approximately 2,583,958 shares of common stock as of April 24, 2009;

•                  assumes no issuance of approximately 716,091 shares of common stock issuable as of April 24, 2009 upon conversion of a convertible debenture held by YA Global Investments, L.P., or of additional shares issuable to YA Global Investments, L.P. due to its anti-dilution rights; and

•                  excludes 1,672,667 shares reserved for issuance upon exercise of outstanding options as of April 24, 2009 under our 2006 Stock Incentive Plan.

S3

RISK FACTORS

An investment in our securities involves a number of risks.  Before making a decision to purchase our securities, you should carefully consider all of the risks described in this annual report.  If any of the risks discussed in this annual report actually occur, our business, financial condition and results of operations could be materially adversely affected.  If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

Risks Related to Our Business

We may not be able to meet our cash requirements beyond September 2009 without obtaining additional capital from external sources including in this offering, and if we are unable to do so, we may not be able to continue as a going concern.

As of December 31, 2008, we had $9.1 million in cash, cash equivalents and available-for-sale short-term investments, which we anticipate will meet our cash requirements to September 2009.  However, in order for us to continue as a going concern beyond that point, we will likely be required to obtain capital from external sources, including in this offering.  As a result, the audit opinion on our consolidated financial statements for the year ended December 31, 2008 includes a qualifying paragraph regarding our ability to continue as a going concern as described in Note 1 to the consolidated financial statements incorporated by reference into this prospectus supplement.

We will continue to seek additional capital.  If external financing sources are not available or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our CustomArray products and services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations in order to eventually achieve profitability.

We may need to raise additional capital in the future, and if additional capital is not available on acceptable terms, we may have to curtail or cease operations.

Our future capital requirements will be substantial and will depend on many factors including how quickly we commercialize our products, the progress and scope of our collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere.  Changes may occur that would cause our available capital resources to be consumed significantly sooner and more rapidly than we expect.

We may be unable to raise sufficient additional capital on favorable terms or at all.  If we fail to do so, we may have to curtail or cease operations or enter into agreements requiring us to relinquish rights to certain technologies, products or markets because we will not have the capital necessary to exploit them.

We have a history of losses and expect to incur additional losses in the future.

We have sustained substantial losses since our inception.  We may never become profitable, or if we do, we may never be able to sustain profitability.  We expect to incur significant research and development, marketing, general and administrative expenses.  As a result, we expect to incur losses for the foreseeable future.

To date, we have relied primarily upon selling equity and convertible securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies.  We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified above that may deplete our capital resources more rapidly than anticipated.  As a result, our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests.  Any efforts to seek additional funds could be made through equity, debt or other external financings.  Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all.  If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans or continue operations, and our business may suffer.

S4

We began commercialization of our CustomArray platform in 2004 and our molecular diagnostics services in 2006.  Accordingly, have a limited operating history of generating revenues from products and services.  In addition, we are still developing our product and service offerings and you should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories.  Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

If our stock price declines, this could result in a goodwill impairment.

Historically, our market value as determined by the trading of our common stock on the Nasdaq stock market exchange has been volatile and on a few occasions during 2007, our market value fell below our book value, though our market value exceeded our book value by approximately $20 million as of December 31, 2008.  Should our market value decline below our book value and if management concludes that the decline is other than temporary, our goodwill in the amount of $16.9 million as of December 31, 2008 could be impaired.

The recent financial crisis could negatively affect our business, results of operations and financial condition.

The recent financial crisis affecting the banking system and financial markets and the going concern threats to investment banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit and equity markets.  There could be a number of follow-on effects from the credit crisis on our business, including insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; and increased expense or inability to obtain financing for our operations.  We are unable to predict the length or severity that the economic downturn could have on our operations.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

Our business operations are subject to numerous risks from outside influences, including the following:

•                  Technological advances may make our semiconductor based array technology obsolete or less competitive, and as a result, our revenue and the value of our assets could significantly decrease.

Our products and services are dependent upon our semiconductor based array technology and our BAC array technology.  These array-based technologies compete with conventional arrays that are used for the same purpose.  Current array technologies have revolutionized drug discovery and development, and we believe that our array technology provides characteristics, including flexibility, superior cost metrics, and performance, which address certain needs of the life sciences market which are not addressed by conventional arrays and offers the latest in technological advances in this area.  Our products and services are substantially dependent upon our ability to offer the latest in array technology in the SNP genotyping, gene expression profiling, CGH and proteomic markets.  We believe technological advances of conventional arrays are currently being developed by our existing competition and potential new competitors in the market, including Affymetrix, Inc., Agilent Technologies, Inc., Applera Corporation, Baylor College of Medicine, Becton, Dickinson and Company, Ciphergen Biosystems, Inc., Gene Logic Inc., Genomic Health, Inc., Illumina, Inc., Johnson & Johnson, Nanogen, Inc., Orchid Biosciences, Inc., Roche Diagnostics GmbH, Sequenom, Inc and Signature Genomics.  We also expect to face additional competition from new market entrants and consolidation of our existing competitors.  Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do.  We expect new competitors to emerge and the intensity of competition to increase in the future.  If these companies are able to offer technological advances, our products may become less valuable or even obsolete.  While we continue to invest resources in research and development to enhance the technology of our products and services, we cannot provide any assurance that our competitors or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

S5

•                New environmental regulation may materially increase the net losses of our business.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result they are subject to environmental and health and safety laws and regulations.  If we were to be found in violation of these laws and regulations, we may face fines or other penalties.  Also, any changes in these laws and regulations could increase our compliance costs, and as a result, could materially increase our net losses.

•                  Our technologies face uncertain market value.

Our business includes many products, some of which were recently introduced into the market.  These technologies and products have not gained widespread market acceptance, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

Further, we are developing products and services, some of which have not yet been introduced into the market.  The level of market acceptance of these technologies, products and services will have a significant impact upon our results of operations, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

•                We obtain components and raw materials from a limited number of sources, and the loss or interruption of our supply sources may adversely impact our ability to manufacture our products to meet our existing or future sales targets.

Substantially all of the components and raw materials used in the manufacture of our products, including semiconductors and reagents, are currently provided from a limited number of sources or in some cases from a single source.  Although we believe that alternative sources for those components and raw materials are available, any supply interruption in a sole-sourced component or raw material might result in significant production delays and materially harm our ability to manufacture products until a new source of supply, if any, could be located and qualified.  In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our manufacturing process, could have a material adverse effect on our ability to manufacture products.   We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing on commercially reasonable terms or at all.  Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

S6

Our revenues will be unpredictable, and this may harm our financial condition.

The amount and timing of revenues that we may realize from our business will be unpredictable because whether our products and services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers.  Also, our sales cycles may be lengthy.  As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations.  If this happens, the price of our common stock may decline significantly.

We are deploying new and unproven technologies, which makes evaluation of our business and prospects difficult, and we may be forced to cease operations if we do not develop commercially successful products.

We have not proven our ability to commercialize products on a large scale.  In order to successfully commercialize products on a large scale, we will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness.  Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit our ability to develop and commercialize our products.  For example, our products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers.  We may experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products.  These complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

If we do not enter into successful partnerships and collaborations with other companies, we may not be able to fully develop our technologies or products, and our business would be harmed.

Since we do not possess all of the resources necessary to develop and commercialize products that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our products.  We believe that we will have to enter into additional strategic partnerships to develop and commercialize future products. If we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize products will be impacted negatively, and our revenues will be adversely affected.

We have limited experience commercially manufacturing, marketing or selling any of our potential products and services, and unless we develop these capabilities, we may not be successful.

Even if we are able to develop our products and services for commercial release on a large scale, we have limited experience in manufacturing our products in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our products to potential customers.  We cannot assure you that we will be able to commercially produce our products on a timely basis, in sufficient quantities or on commercially reasonable terms.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

We expect to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies.  We are also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling, CGH and proteomic markets.  We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions.  One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical.  Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. Some of our competitors currently offer arrays with greater density than we do and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage.  If we were not able to compete successfully, our business and financial condition would be materially harmed.

S7

If our new and unproven technology is not used by researchers in the pharmaceutical, biotechnology and academic communities, or by physicians and laboratories in the diagnostics market, our business will suffer.

Our products may not gain market acceptance.  In that event, it is unlikely that our business will succeed.  Biotechnology and pharmaceutical companies, academic research centers and reference laboratories have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, our technologies are new and unproven.  In order to be successful, our products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function.  Market acceptance will depend on many factors, including:

•                the development of a market for our tools and diagnostic services for the analysis of genetic variation and function, the study of proteins and other purposes;

•                the benefits and cost-effectiveness of our products relative to others available in the market;

•                our ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•                our ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of our customers;

•                the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

•                the willingness of customers to transmit test data and permit us to transmit test results over the Internet, which will be a necessary component of our product and services packages unless customers purchase or license our equipment for use in their own facilities.

If third-party payors, such as insurance companies, managed care organizations and Medicare, do not provide reimbursement for our products, their commercial viability may be limited.

Many of our diagnostic services are new and third-party payors may choose not to reimburse patients for such tests.  Each third-party payer makes its own decision as to whether to establish a policy to reimburse for tests.  If we are unable to garner broad payment support for our tests, we may have to ask patients to pay for tests themselves.  This may reduce the use and ordering of our tests by physicians, and may limit our ability to fully realize the commercial value of our tests.

Our product development efforts may be hindered if we are unable to gain access to patients’ tissue and blood samples.

The development of our diagnostic products requires access to tissue and blood samples from patients who have the diseases we are addressing.  Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes.  Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues.

S8

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be harmed.

Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California.  Currently, we do not have a second certified laboratory.  Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our product development and our business will be harmed.

Our future success depends on the continued service of our engineering, technical and key management personnel and our ability to identify, hire and retain additional engineering, technical and key management personnel.

There is intense competition for qualified personnel in our industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect our business and operating results.  We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our products and business or to replace engineers or other qualified personnel who may leave the group in the future. Our anticipated growth is expected to place increased demands on our resources and likely will require the addition of new management personnel.  An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

The expansion of our product lines may subject us to regulation by the FDA and foreign regulatory authorities, which could prevent or delay our introduction of new products.

If we manufacture, market or sell any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities.  The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain.  Products that we manufacture, market or sell for research purposes only are currently not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis.  We believe that our success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and our foreign counterparts, as the case may be.  Delays or failures in receiving these approvals may limit our ability to benefit from our new products.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could harm our financial results.

Our operations involve the use, transportation, storage and disposal of hazardous substances and as a result we are subject to environmental and health and safety laws and regulations.  As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial.  In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose our group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would adversely impact our financial results.

Our business depends on issued and pending patents, and the loss of any patents or our failure to secure the issuance of patents covering elements of our business processes could materially harm our business and financial condition.

Our success depends on our ability to protect and exploit our intellectual property.  Currently, we have six patents issued in the United States, nine patents granted in Europe, Australia, Taiwan and elsewhere and 84 patent applications pending in the United States, Europe and elsewhere.  The patents covering our core technology begin to expire January 5, 2018.

S9

The patent application process before the United States Patent and Trademark Office and similar agencies in other countries is initially confidential in nature.  Patent applications that are filed outside the United States, however, are published approximately eighteen months after filing.  Similarly, patent applications that are filed in the United States will be published approximately eighteen months after filing unless the applicant has opted out of publication and will not file any foreign applications on the same invention.  Due to the confidential nature of the patent application process, we cannot determine in a timely manner whether patent applications covering technology that competes with our technology have been filed in the United States or foreign countries or which, if any, will ultimately issue or be granted as enforceable patents.  Considering our patent applications and those of others, some of our patent applications may claim compositions, methods, or uses that may also be claimed in patent applications filed by others.  In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a court.  In contrast, in foreign jurisdictions, the first to file on the invention will generally prevail on a priority contest.  If we are unsuccessful in these invention ownership proceedings, we could be blocked from further developing, commercializing, or selling products and services that fall under the scope of the claims of the patents that are issued to others.  Regardless of the ultimate outcome, this ownership determination process can be time-consuming and expensive.

Any inability to adequately protect our proprietary technologies could materially harm our competitive position and financial results.

If we do not protect our intellectual property adequately, competitors may be able to use our technologies and erode any competitive advantage that we may have.  The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad.  These problems can be caused by the absence of laws, rules and/or methods for defending intellectual property rights.

The patent position of companies developing tools for the biotechnology, pharmaceutical and academic communities, including our patent position, generally are uncertain and involve complex legal and factual questions.  We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our existing patents and any future issued or granted patents we obtain may not be sufficiently broad in scope to prevent others from practicing our technologies or from developing competing products.  Also there is a risk that others may independently develop similar or alternative technologies or design around our patented technologies.  In addition, others may cause reexamination of our patents in the United States or may oppose our patents in Europe, either of which may result in narrower patent claims or cancellation of some or all of the patent claims.  Moreover, our patents may be invalidated during enforcement proceedings or may fail to provide us with any competitive advantage.  Enforcing our intellectual property rights may be difficult, costly, and time-consuming and, ultimately, may not be successful.

We also rely upon trade secret protection of our confidential and proprietary information.  While we have taken security measures to protect our proprietary information, these measures may not provide adequate protection for our trade secrets or other proprietary information.  We seek to protect our proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators, or consultants still may disclose our proprietary information in breach of such agreements, and we may not be able to meaningfully protect our trade secrets.  In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

S10

Any litigation to protect our intellectual property, or any third-party claims of infringement, could divert substantial time and money from our business and could shut down some of our operations.

Our commercial success depends, in part, on our non-infringement of the patents or proprietary rights of third parties.  Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights.  Accordingly, third parties may assert that we are employing their proprietary technology without authorization.  In addition, third parties may claim that use of our technologies infringes their current or future patents.  We could incur substantial costs defending against such allegations regardless of their merit, and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others.  We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop, commercialize, and sell products and/or services, and could result in the award of substantial damages against us.  If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize, and sell products and/or services that compete against us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize, and sell our products and/or services.  In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third parties.  While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all.  In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products, and such attempts may not be successful.  Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products and/or services.

We could face substantial liabilities if we are sued for product liability.

Product liability claims could be filed by someone alleging that our product failed to perform as claimed.  We may also be subject to liability for errors in the performance of our tests.  Such product liability and related claims could be substantial.   Though we believe we carry sufficient liability insurance, defense of such claims could be time consuming, expensive and could result in damages that are not covered by our insurance.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources.  Further, as our subsidiary companies’ businesses grow, we will be required to manage multiple relationships.  Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources.  This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

Our future success depends on our ability to expand our organization to match the growth of our subsidiaries.

As our subsidiaries grow, the administrative demands upon our management will grow, and our success will depend upon our ability to meet those demands.  These demands include increased accounting, management, legal services, staff support for our board of directors, and general office services.  We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control.  Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

S11

As a public company we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information.  For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure.  Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible.  Any of these scenarios could reduce the potential markets for our molecular diagnostic products, which could have a material adverse effect on our business.

Risks Related to an Investment In Our Securities

The proceeds from this offering may not be adequate to fund our operations.

This is a best efforts offering and there is no minimum offering amount required as a condition to closing, we may not be able to sell all of the units offered, and our proceeds from this offering may be less than the maximum amounts set forth on the cover page of this prospectus supplement.  We will continue to seek additional capital. If external financing sources are not available or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our CustomArray products and services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations in order to eventually achieve profitability.

Technology company stock prices are especially volatile, and this volatility may depress the price of our stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile.  In addition, our stock has historically experienced greater price fluctuations than the biotechnology index of other Nasdaq listed stock.  We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•                  our or our competitors’ technological innovations;

•                  developments or disputes concerning patents or proprietary rights;

•                  supply, manufacturing or distribution disruptions or other similar problems;

•                  proposed laws regulating participants in the biotechnology industry;

•                  developments in relationships with collaborative partners or customers;

•                  our failure to meet or exceed securities analysts’ expectations of our financial results; or

•                  a change in financial estimates or securities analysts’ recommendations.

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In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation.  If our stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm the business and financial results of our business.

While warrants to purchase our common stock are outstanding, it may be more difficult to raise additional equity capital.

As of December 31, 2008, there were outstanding warrants to purchase approximately 2.6 million shares of our common stock.  We may find it more difficult to raise additional equity capital while some or all of these warrants, or other warrants, are outstanding.  At any time during which warrants are likely to be exercised, we may not be able to obtain financing on favorable terms, or at all.  If we are unable to obtain financing, our business, results of operations or financial condition could be materially and adversely affected, and we could be forced to curtail or cease operations.

Rights associated with previously issued securities and restrictions on new issuances of securities by us may adversely affect our ability to sell additional securities and raise needed capital on commercially reasonable terms, and may trigger obligations that we may not be able to fulfill.

Rights associated with previously issued securities and restrictions on new issuances of securities may prevent us from selling additional securities and raise needed capital on commercially reasonable terms.  For example, our agreements with YA Global Investments, LP (“YA”) generally prevent us from selling more than $10 million of common stock (or securities convertible into common stock) at less than fair market value without YA’s prior written consent.  The agreements also give YA a right until July 10, 2009 to purchase up to 25% of future offerings of stock by us, with certain limited exclusions.  Although we believe that these rights and restrictions do not apply to, or YA has waived these rights and restrictions in connection with, this offering, these rights and restrictions may affect our ability to sell additional securities on commercially reasonable terms when and as additional capital is needed, which would materially and adversely impact our business operations and financial condition.

In addition, because we are selling our common stock for less than $11.87 per share in this offering, YA is entitled to certain anti-dilution protections pursuant to which the effective conversion price of a secured convertible debenture issued to YA by us (the “Debenture”) will decrease, allowing YA to receive additional shares upon conversion of the Debenture. If so, pursuant to agreements with YA, YA may demand in writing that we call a special meeting of our stockholders to approve the reservation of additional shares for issuance to YA upon conversion of its Debenture and exercise of warrants held by it. If we do not or are unable to hold such a meeting within required time frames, we may be found in breach of our agreements with YA.

Future sales or the potential for future sales of our securities may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, which could cause our stock price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods our revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our stock to decline.  The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

S13

•                  our unpredictable revenue sources, as described below;

•                  the nature, pricing and timing of our and our competitors’ products;

•                  changes in our and our competitors’ research and development budgets;

•                  expenses related to, and our ability to comply with, governmental regulations of our products and processes; and

•                  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in product development.  We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period.  As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

Risks Related to Our Split Off From Acacia Research Corporation

As a result of the redemption of AR-CombiMatrix stock for our common stock, we may be subject to certain tax liabilities under the Internal Revenue Code.

The distribution of our common stock in the Split Off was intended to be tax-free to Acacia, its shareholders and to us under Sections 368 and 355 of the United States Internal Revenue Code (the “Code”).  If, under future examination by the U.S. Internal Revenue Service (or “IRS”) or other parties, the distribution fails to qualify for tax-free treatment under Sections 355 and 368 of the Code, corporate tax could be payable based upon the difference between the aggregate fair market value of our common stock at the time of the distribution over Acacia’s tax basis for such stock.  We estimate the amount of such tax would be minimal because the tax basis in such stock held by Acacia as of the Redemption Date exceeded the fair market value of our stock.

The corporate level tax would be payable by Acacia, but in certain circumstances, we may be required to indemnify Acacia for such taxes pursuant to a tax allocation agreement entered into between us and Acacia prior to the Split Off.  In addition, under the Code’s consolidated return regulations, each member of the Acacia consolidated group, including CombiMatrix Corporation (prior to the Split Off), will be severally liable for these tax liabilities following the Split Off.  We have agreed to indemnify Acacia for any tax liabilities if they result from certain actions taken by us or from the Split Off.

We received a private letter ruling from the IRS to the effect that, among other things, the Split Off would be tax free to Acacia, the holders of AR-Acacia Technologies stock and AR-CombiMatrix stock under Sections 368 and 355 of the Code.  The private letter ruling, while binding upon the IRS, was based upon factual representations and assumptions made in the ruling request.  The IRS could modify or revoke the private letter ruling retroactively if the factual representations and assumptions in the request were materially incomplete or untrue or the facts upon which the private letter ruling was based were materially different from the facts at the time of the Split Off.

We have received an opinion of counsel to the effect that the distribution will qualify under those portions of Sections 355 of the Internal Revenue Code that the IRS did not rule upon in the private letter ruling.  However, in rendering the opinion, counsel relied upon certain representations by Acacia and us.  We are not aware of any facts or circumstances that would cause any of those representations to be untrue.  Nonetheless, if the redemption is taxable to Acacia as a result of representations being untrue that relate to an action or omission by us that occurs after the Split Off, we must indemnify Acacia for any resulting tax-related liabilities.  Likewise, if the Split Off is taxable to us as a result of representations being untrue that relate to an action or omission by Acacia that occurs after the Split Off, then Acacia must indemnify us for any resulting tax-related liabilities.

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Delaware law, our charter documents and the indemnity provisions under the tax allocation agreement between CombiMatrix and Acacia contain provisions that could discourage or prevent a potential takeover of CombiMatrix that might otherwise result in our shareholders receiving a premium over the market price of their shares.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors.

These provisions could have the effect of delaying, deferring or preventing a change in control of the Company, adversely affect the ability of our shareholders to receive a premium price for their stock, discourage others from making tender offers for the Company’s shares, lower the market price of the Company’s stock or impede the ability of the Company’s shareholders to change the Company’s management, even if such changes would be beneficial to these shareholders.

We may not be able to engage in desirable strategic transactions and equity issuances following the Split Off.

Under Section 355(e) of the Code, Acacia will recognize taxable gain on the separation if there are one or more acquisitions of our stock representing 50% or more of CombiMatrix stock (including either AR-CombiMatrix stock prior to the Redemption Date, or common stock of CombiMatrix Corporation following the Redemption Date) or AR-Acacia Technologies stock, measured by vote or value, and the stock acquisitions are found to be part of a plan or series of related transactions that includes the Split Off.  Our ability to issue additional equity or engage in other strategic transactions may be constrained because the issuance or acquisition of additional capital stock may cause the separation to be taxable to Acacia, and under the tax allocation agreement we would be required to indemnify Acacia against that tax.

In addition, substantial uncertainty exists on the scope of Section 355(e), and we may undertake future transactions, which may cause Section 355(e) to apply to the Split Off based upon future IRS interpretations of the scope of Section 355(e) that we cannot anticipate at this time.  Accordingly, we cannot be certain that we will not be liable for taxes as a result of the redemption.

We may be subject to certain tax liability under the Internal Revenue Code for actions taken by us following the Split Off.

Tax consequences of Section 355(e) of the Code may apply if 50% or more of Acacia’s stock or CombiMatrix’s common stock, by vote or value, is acquired by one or more persons, other than the holders of AR-CombiMatrix stock who receive the common stock of CombiMatrix Corporation in the Split Off, acting pursuant to a plan or a series of related transactions that includes the Split Off.  Any shares of Acacia stock or the common stock of CombiMatrix Corporation acquired directly or indirectly within two years before or after the redemption generally are presumed to be part of such a plan unless we can rebut that presumption.  To prevent applicability of Section 355(e) or to otherwise prevent the Split Off from failing to qualify under Section 355 of the Code, we have agreed that, until two years after the Redemption Date, we will not take any of the following actions unless prior to taking such action, we have obtained (and provided to Acacia) a written opinion of tax counsel or a ruling from the IRS to the effect that such action will not cause the redemption to be taxable to Acacia:

•                merge or consolidate with another corporation;

•                liquidate or partially liquidate;

•                sell or transfer all or substantially all of its assets;

•                redeem or repurchase its stock (except in certain limited circumstances); or

•                take any other action, which could reasonably be expected to cause Section 355(e) to apply to the distribution.

S15

Acacia and CombiMatrix may be required to indemnify the other for tax liability resulting from the Split Off, which may interfere with both companies’ ability to engage in desirable strategic transactions and issue their equity securities.

If Section 355(e) applies to the Split Off because of some action or omission by Acacia or by us, then either party must indemnify the other for any resulting tax-related liabilities, should they occur.  We will have to indemnify Acacia if the redemption becomes taxable to Acacia by failing to qualify under Section 355 of the Code or from the application of Section 355(e) of the Code as a result of these or any other transactions that we undertake after the Split Off.  In the event that we are liable for such taxes, the payment could have a substantial and material adverse effect on our business, financial position and results of operations.  Further, if the Split Off becomes taxable to Acacia by failing to qualify under Section 355 of the Code or from the application of Section 355(e) of the Code as a result of these or any other transactions that Acacia undertakes before or after the Split Off, then Acacia will be liable for such taxes without recourse against us.  This obligation may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our common stock, our future outstanding equity or our issuance of other equity securities.  If we cannot engage in equity financing transactions because of these constraints, we may not be able to fund the working capital, capital expenditure and research and development requirements, as well as to make other investments.  As a result, our business may be harmed.

CombiMatrix and its shareholders could have federal income tax liabilities if the tax ruling was revoked.

If, upon future examination, the Split Off were not to qualify under Section 355 of the Code, then each owner of the previous AR-CombiMatrix common stock who received shares of our common stock at the Redemption Date would be treated as if such shareholder received a taxable payment in exchange for his or her AR-CombiMatrix stock.  The payment would be taxable as short-term or long-term capital gains, provided that the AR-CombiMatrix stock was held by the holder as a capital asset on the date of the payment.  Capital gains are long-term if the AR-CombiMatrix stock was held for more than twelve months at the Redemption Date.  For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 15%.  The amount of capital gain or loss would equal the difference between the shareholder’s adjusted tax basis in his or her AR-CombiMatrix stock and the fair market value of the common stock of our company received by the shareholder on the Redemption Date.

Our separation agreements with Acacia require us to assume the past, present and future liabilities related to our business and may be less favorable to us than if they had been negotiated with unaffiliated third parties.

We have negotiated and entered into our separation agreements with Acacia at a time when we were a wholly owned subsidiary of Acacia and they were our only shareholder.  Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to us.  Pursuant to the terms of these agreements, we have agreed to indemnify Acacia for, among other matters, all past, present and future liabilities related to our business, and we have assumed these liabilities under the separation agreements.  The past, present and future liabilities assumed by us are the same as those previously allocated to us prior to the Split Off and reflected in our consolidated financial statements included in this report and disclosed by us in previous filings with the SEC as well as by Acacia.  Nonetheless, the allocation of assets and liabilities between Acacia and us may not reflect the allocation that would have been reached between two unaffiliated parties.

S16

Holders of terminated AR-CombiMatrix stock options could claim that the Split Off was not a change in control as defined in the stock option plans and as a result, we may be required to defend against claims.

The Acacia board of directors, acting as administrator of the CombiMatrix Corporation 1998 Stock Option Plan, the CombiMatrix 2000 Stock Award Plan, and the 2002 CombiMatrix Stock Incentive Plan (the “Prior Plans”), determined that the Split Off was a “change in control” as defined under the plans and as a result of the change in control, all the outstanding options under those Prior Plans became fully vested on the Redemption Date and were ultimately terminated, though the option holders did receive approximately 40-days written notice prior to the Redemption Date and termination of their options.  The Acacia board exercised authority to make such determination without consent of the option holders.  If an option holder under a Prior Plan claims that the Split Off did not constitute a change in control as defined in the Prior Plans, then we may be required to defend against such claims.  Potential damages would be the difference between the exercise price under such options and the fair market value of our common stock subsequent to the Redemption Date, assuming that our common stock will appreciate from current levels and exceed the exercise price of the options, and also assuming the options would not have expired under their original terms.  As of the Redemption Date, there were approximately 750,000 (adjusted for the Redemption Ratio) AR-CombiMatrix stock options outstanding under the Prior Plans with a weighted average exercise price of $56.70 (adjusted for the Redemption Ratio), and none of these options were “in the money” as of the date of this filing.  While we cannot guaranty that an option holder will not bring a claim, we do not believe that such claims are likely, and we do not believe that the potential damages from any such claims are significant.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompany prospectus and the documents we incorporate herein and therein by reference may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks referenced in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

S17

USE OF PROCEEDS

If all 1,100,000 units listed on the cover of this prospectus supplement are sold, we estimate that the net proceeds to us from this offering will be approximately $7,572,500 after payment of placement agent fees of approximately $577,500 and expenses that we estimate to be approximately $100,000. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual net proceeds to us is not presently determinable and may be substantially less than the maximum amounts set forth above. We currently intend to use the net proceeds from this offering for general corporate and working capital purposes, to advance product development and regulatory approvals, to support our manufacturing, marketing and sales efforts, to develop new products and technologies and possibly to repay a portion or all of the principal and accrued interest of the secured convertible debenture issued to YA. A portion of the net proceeds also may be used to acquire or invest in a business or technology complementary to ours, but we have no current commitments for any such acquisition.

The amounts and timing of the expenditures may vary significantly depending on numerous factors, including our progress in research and development, our ability to secure funding from other sources, technological advances and changes to our competitive environment. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

DILUTION

Our net tangible book value and net tangible book value per share on December 31, 2008, were as follows:

Net tangible book value	$2,627,000
Shares of common stock outstanding	6,288,033
Net tangible book value per share	$0.42

Without taking into account any other changes in our net tangible book value after December 31, 2008, other than to give effect to our receipt of the estimated net proceeds from the sale of the maximum number of units issuable in this offering (1,100,000 shares of common stock and warrants to purchase 1,100,000 shares of common stock) at an offering price of $7.50 per unit, less our estimated offering expenses, our net tangible book value as of December 31, 2008, after giving effect to the items above, would have been approximately $10,199,500 or $1.38 per share. This represents an immediate increase in the net tangible book value of $0.96 per share to existing holders of our common stock and an immediate dilution of $6.12 per share to new investors.

The following table illustrates this per share dilution:

Offering price per share of our common stock		$7.50
Net tangible book value per share as of December 31, 2008	$0.42
Increase in net tangible book value per share attributable to the offering	0.96
Pro forma net tangible book value per share after the offering		1.38
Dilution per share to new investors		6.12

The tables above are based on 6,288,033 shares of our common stock outstanding as of December 31, 2008, and exclude the shares of our common stock that may be issued upon the conversion or exercise of outstanding options, warrants, debt or other securities.

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PLAN OF DISTRIBUTION

We are directly selling to one or more purchasers up to 1,100,000 units, with each unit consisting of one share of common stock and one callable warrant, each warrant to purchase one share of common stock. This is a best efforts offering by us and there is no agent fees payable by us associated with the offering. We will make sales directly to purchasers, and not through an underwriter. We expect that we will effect the sale of the units in one or more closings that may take place from time to time.

None of the purchaser funds will be deposited in an escrow account, and there will be no minimum financing closing condition.

Our common stock is traded on the NASDAQ Global Market under the symbol “CBMX.” The transfer agent for our common stock is Mellon Investor Services LLC.  After the first closing of the sale of units in this offering, we intend to use our reasonable best efforts to have the warrants listed for trading on the NASDAQ Stock Market.

We have agreed in a placement agent agreement to indemnify EGE against certain liabilities, including liabilities under the Securities Act of 1933, and liabilities arising from breaches of representations and warranties contained in the agreement, or to contribute to payments that EGE may be required to make in respect of such liabilities. We also have agreed that minimum offering amount required as a condition to the closing of this offering. Accordingly, we may not sell all of the units offered.

We have retained Emerging Growth Equities, Ltd. (“EGE”) as our exclusive placement agent in connection with the offer and sale of units. We will pay the placement agent a fee equal to 7.0% of the gross proceeds from this offering. EGE has retained The Benchmark Company, LLC (“Benchmark”) as a selected dealer to assist with the offering and may also retain sub-placement agents or other selected dealers.

Assuming that we sell all of the units being offered hereunder, gross proceeds from the offering would be approximately $8,250,000, and net proceeds from the offering, before expenses, would be approximately $7,672,500 after deducting estimated placement fees.  Benchmark shall be a third-party beneficiary to the representations, warranties, covenants and agreements we have given in our placement agent agreement with EGE.

Benchmark performed services for us pursuant to the terms of a six-month consulting agreement dated as of March 3, 2009, amended on April 22, 2009, and terminated on April 24, 2009.  The consulting services consisted of arranging meetings with institutional investors and performing services related to developing investor relations. Pursuant to the original agreement, in exchange for the consulting services, Benchmark was eligible to receive cash fee payments and warrants to purchase shares of our common stock. Pursuant to the written amendment on April 24, 2009, the consulting agreement was terminated, all cash fee payments received by Benchmark under the agreement were remitted to us, and all of the warrants issued by us to Benchmark were canceled.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant, which will be provided to each purchaser in this offering and will be filed on a Current Report on Form 8-K in connection with this offering.

Each warrant will be exercisable at any time, in whole or in part, beginning six months after the closing at which the warrant is delivered, until five years from such closing date. Each warrant will be exercisable, at the option of each holder, upon delivery of an executed notice of exercise, surrender of the warrant and payment to us of the exercise price (paid in cash or by check, or by cancellation of indebtedness). The number of shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

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We may call the warrants by giving five calendar days’ written notice if (a) the reported high trading price of our common stock equals or exceeds 250% of the per share exercise price for any 20 trading days during a period of 30 consecutive trading days during the term of the warrants and (b) the reported trading volume is at least 50,000 shares on each day of that 30 trading day period. Warrants not exercised by the expiration of the five calendar day notice period will be deemed to have expired.

If we do not deliver the shares underlying a warrant within seven trading days after exercise of that warrant, and if after such seventh trading day, the warrant holder purchases shares of common stock to deliver in satisfaction of a sale of the underlying shares by the warrant holder, then we maybe required to either: pay to the warrant holder the amount it paid for shares of common stock to cover its sale (the “Buy-In Price”); or deliver a stock certificate representing the underlying shares and pay to the warrant holder an amount equal to the difference between the Buy-In Price and the product of (a) the number of shares deliverable upon exercise and (b) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver the certificate.

The warrants contain a limitation on exercise, pursuant to which a warrant holder will not be entitled to exercise any portion of the warrant if, after giving effect to the exercise, the holder, together with its affiliates, would beneficially own or otherwise hold the power to vote 20% or more of the shares of our outstanding common stock after giving effect to the exercise.

The warrants are not listed on any securities exchange and there currently is no public market for the warrants.  After the first closing of the sale of units in this offering, we intend to use our reasonable best efforts to have the warrants listed for trading on the NASDAQ Stock Market.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 and incorporated into this prospectus by reference have been audited by Peterson Sullivan LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Holland & Knight LLP, Portland, Oregon.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. The following documents are incorporated by reference:

•                  Our annual report on Form 10-K filed on March 27, 2009; and

•                  Our current reports on Forms 8-K filed on January 9, 2009, January 21, 2009 and March 4, 2009, to the extent that each such current report was filed and not furnished.

You may request a copy of all documents that are incorporated by reference in this prospectus supplement by writing or telephoning us at the following address and number: CombiMatrix Corporation, Attention: Corporate Secretary, 6500 Harbour Heights Parkway, Suite 303, Mukilteo, WA 98275, telephone (425) 493-2000.  We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus supplement) without charge.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the SEC. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available on the SEC’s web site.  The address of this site is http://www.sec.gov.

S21

PROSPECTUS

COMBIMATRIX CORPORATION

Up to $100,000,000

COMMON STOCK

Up to $100,000,000

COMMON STOCK, PREFERRED STOCK, WARRANTS, DEBT SECURITIES

We may sell from time to time the securities offered by this prospectus at prices and on terms to be determined at or prior to the time of each sale. We will describe the specific terms and amounts of the securities offered in a prospectus supplement for each sale. You should carefully read this prospectus and any prospectus supplement before your invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the symbol “CBMX.”  On September 5, 2008, the last reported sale price of our common stock on the Nasdaq Global Market was $14.98 per share.

Our principal executive offices are located at 6500 Harbor Heights Parkway, Suite 303, Mukilteo, WA 98275.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 16, 2008

RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	2
USE OF PROCEEDS	3
PLAN OF DISTRIBUTION	3
DESCRIPTION OF SECURITIES	4
EXPERTS	9
LEGAL MATTERS	9
INFORMATION INCORPORATED BY REFERENCE	9
WHERE YOU CAN FIND MORE INFORMATION	10
INDEMNIFICATION	10
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES	11

In this prospectus, references to “we,” “us,” “our,” “CombiMatrix” or the “Company” mean CombiMatrix Corporation and its subsidiary.

About This Prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to the total dollar amounts appearing on the cover of this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, a prospectus supplement will be provided that will contain specific information about the terms of the offering, including the type(s), amount(s) and price(s) of the securities being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, any prospectus supplement relating to a particular offering may be updated or supplemented. You should read carefully both this prospectus and any applicable prospectus supplement together with the additional information about us to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

CombiMatrix Corporation

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized. The technologies we have developed include a platform technology to rapidly produce oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  We make the arrays using our patented in situ electrochemical synthesis process, which provides the ability to easily change array content to stay current with new developments and to meet the evolving needs of our customers.  This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  We currently recognize revenues from selling these products and services and providing research and development services for organizations including the U.S. Department of Defense and other strategic partners.  CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory

Our principal business office is located at 6500 Harbor Heights Parkway, Suite 303, Mukilteo, WA 98275, and our telephone number is (425) 493-2000. Our website address is www.combimatrix.com.  Information contained in our website or any other website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference into this prospectus. You should carefully consider the risk factors before purchasing our securities. If one or more of the possibilities described as risks actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes, to advance product development and regulatory approvals, to support our manufacturing, marketing and sales efforts, to develop new products and technologies and to repay a portion or all of the principal and accrued interest of the secured convertible debenture issued to YA Global Investments, L.P. and described elsewhere in this prospectus. A portion of the net proceeds also may be used to acquire or invest in a business or technology complementary to ours, but we have no current commitments for any such acquisition.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We may sell the securities at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.  Each time we sell securities in a particular offering, we will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the material terms of the distribution, including the number of shares and the consideration paid;

•	the identity of any underwriters, dealers, agents or purchasers that will purchase the securities;

•	the type and amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our securities; and

•	the terms of any indemnification provisions.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiary in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market-making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.  As of September 5, 2008, we had 6,145,532 shares of common stock and no shares of preferred stock outstanding.

The following is a summary of the rights of our common stock, preferred stock and other selected securities. For more detailed information, please see our certificate of incorporation and bylaws, both as amended (our “Certificate of Incorporation” and “Bylaws,” respectively).

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote and may not cumulate their votes. Holders of common stock are entitled to share in all dividends that our Board of Directors (the “Board”), in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock.

Shares of common stock issued under this prospectus, if any, will be fully paid and nonassessable upon issuance.

Preferred Stock

Our Board is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

A prospectus supplement will describe the particular terms of any series of preferred we may issue, which may include: the number of shares; the designation of the shares; the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative; the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums; the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs; the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment; the voting rights; and any other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Shares of preferred stock issued under this prospectus, if any, will be fully paid and nonassessable upon issuance.

Warrants

We may issue warrants from time to time to purchase common stock, preferred stock, debt securities or any combination thereof. We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, which may include: the title of such warrants; the aggregate number of such warrants; the price or prices at which such warrants will be issued; the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants; the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased; the date on which the right to exercise such warrants shall commence and the date on which such right will expire; if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time; if applicable, the date on and after which such warrants and the related securities will be separately transferable; the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants; terms, procedures, and limitations relating to the transferability, exchange and exercise of such warrants; the terms of any rights to redeem or call, or accelerate the expiration of, the warrants; the enforceability of rights by holders of the warrants; the circumstances under which the warrant or any applicable warrant agreement may be amended or supplemented; and any other material terms of such warrants.

Debt Securities

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible. The debt securities may be issued in one or more series as may be authorized from time to time.

A prospectus supplement will describe the particular terms of any series of debt we may issue, which may include: title and aggregate principal amount; whether the securities will be senior, subordinated or junior subordinated; whether the securities will be secured or unsecured; the guarantors, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any; whether the securities are convertible into or exchangeable for other securities; the date or dates on which principal will be payable and maturity date(s); interest rate(s) or the method for determining the interest rate(s); dates on which interest will accrue or the method for determining dates on which interest will accrue; redemption, early repayment or extension provisions; material covenants applicable to the particular debt securities being issued; and any other material terms of such debt securities.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate, which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may or may not be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax consequences and considerations, if any will be set forth in the applicable prospectus supplement.

Secured Convertible Debenture

In connection with a private placement of securities in July 2008, we sold a secured convertible debenture (the “Debenture”) and two warrants (the “Warrants”) to YA Global Investments, L.P., a Cayman Islands exempt limited partnership (“YA”). The Debenture, which has a principal face value of $10,000,000, may be converted into our common stock at $11.87 per share. Upon conversion of the Debenture, YA may acquire up to 842,460 shares of our common stock at a current conversion price of $11.87 per share.  The number of shares issuable upon conversion may increase due to anti-dilution adjustments if we issue common stock at a lower price while the outstanding principal amount of the Debenture is at least $5,000,000.  The conversion price also will be reduced (and the number of shares issuable increased) if we fail to generate at least $6,000,000 in gross revenues for our fiscal year ended December 31, 2008 (subject to adjustment in the event we sell or dispose of a division or line of business). Our obligations under the Debenture are secured by the judgment in the litigation captioned Acacia Research Corp. et al v. National Union Fire Ins. Co of Pittsburgh, PA, Case No. CV 05-501-PSG-MLG (C.D. Cal.) (the “Litigation”) and by our intellectual property.  The Debenture accrues interest at 10% per annum.  All principal and accrued interest are to be repaid upon the earlier of July 10, 2010 or four months after the Company’s receipt of the settlement or judgment proceeds from the Litigation; provided, however, that if such settlement or proceeds are less than the principal and accrued interest, then the amount received (less attorneys’ fees and expenses) will be paid to YA, and any amount still owing will be due on July 10, 2010. As of the date of this prospectus, the Litigation is on appeal before the U.S. Court of Appeals, Ninth Circuit. We intend to use the proceeds from the sale of the Debenture for general working capital purposes.

YA Warrants

As of September 5, 2008, YA held Warrants to purchase up to 168,492 shares of our common stock for $11.87 per share, and up to another 168,492 shares of our common stock for $13.65 per share. The number of shares of common stock issuable upon exercise of the Warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Subject to certain restrictions, we may compel YA to exercise the Warrants if, among other things, there is an effective resale registration statement on file with the SEC and the volume-weighted average price of our common stock has been equal to or greater than 130% of the applicable Warrant exercise price for 20 consecutive trading days. Further, the Warrants contain net exercise provisions that enable holders to exercise the Warrants on a cashless basis if the underlying shares have not been registered for resale.

Registered Direct Warrants

As of September 5, 2008, the following warrants, issued from 2005 until 2008, remained outstanding:

•	warrants to purchase 159,648 shares of our common stock for $24.00 per share, issued September 2005, and that expire on September 21, 2010;
•	warrants to purchase 1,129,894 shares of our common stock for $8.70 per share, issued December 2006, and that expire on December 13, 2011;
•	warrants to purchase 36,842 shares of our common stock for $10.88 per share, issued December 2006, and that expire on December 13, 2011;
•	warrants to purchase 966,890 shares of our common stock for $5.50 per share, issued May 2007, and that expire on May 3, 2012;
•	warrants to purchase 168,492 shares of our common stock for $11.87 per share, issued July 2008, and that expire on July 10, 2013; and
•	warrants to purchase 168,492 shares of our common stock for $13.65 per share, issued July 2008, and that expire on July 10, 2013.

The number of shares of common stock issuable upon exercise of the warrants may be adjusted in the event of stock dividends, recapitalizations, stock splits, reorganizations or the like. Further, the warrants contain net exercise provisions that enable holders to exercise the warrants on a cashless basis.

Stock Incentive Plan

Our 2006 Stock Incentive Plan, as amended (the “Stock Plan”), currently authorizes the grant of up to 8,279,727 shares of common stock (subject to adjustment for stock splits and similar capital changes) in connection with stock option grants and other stock-based awards. Employees, directors, consultants or other service providers are eligible to receive grants or awards under our Stock Plan. As of September 5, 2008, there were outstanding and unexercised options to purchase 1,577,605 shares under our Stock Plan.

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors.    Our Bylaws provide that our directors may only be removed by the affirmative vote of the shares entitled to vote at a meeting called for that purpose. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Special Meetings.    Our Bylaws provide that special meetings of stockholders can be called by the President, the Chairman or the Board at any time.

Undesignated Preferred Stock.    The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.    We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder.

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•

On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 and incorporated into this prospectus by reference have been audited by Peterson Sullivan PLLC, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Holland & Knight LLP, Portland, Oregon.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3. The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC. This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

•	Our annual report on Form 10-K filed on March 19, 2008;

•	Our quarterly report on Form 10-Q filed on May 15, 2008;

•	Our quarterly report on Form 10-Q filed on August 14, 2008;

•	Our definitive proxy statement on Schedule 14A filed on April 25, 2008;

•

Our current reports on Forms 8-K filed on February 13, 2008, March 6, 2008, May 14, 2008, July 11, 2008, July 14, 2008 and August 13, 2008, to the extent that each such current report was filed and not furnished;

•

All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the annual report referred to above; and

•	The description of our common stock contained in a Form 8-A filed on June 6, 2007 and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: CombiMatrix Corporation, Attention: Corporate Secretary, 6500 Harbour Heights Parkway, Suite 303, Mukilteo, WA 98275, telephone (425) 493-2000.  We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the SEC. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the SEC. You can inspect and copy these reports, proxy statements, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available on the SEC’s web site.  The address of this site is http://www.sec.gov.

INDEMNIFICATION

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the Board. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.